Exhibit 16.1

June 11, 2008

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read New Horizons Worldwide, Inc.’s (the “Company”) statements included under Item 4.01(a) of its Form 8-K filed on June 11, 2008, and we agree with the disclosures concerning our firm.

We have no basis to agree or disagree with any of the Company’s disclosures in Item 4.01 (b) of the aforementioned filing.

SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Certified Public Accountants & Financial Advisors, Serving Clients Since 1951

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